Exhibit 10.20

CONFIDENTIAL

ROYALTY AGREEMENT

Date:  1 November 2000

PARTIES:

AGA Medical Corporation	(“AGA Medical”)
682 Mendelssohn Avenue
Golden Valley, MN 55427

And

Curtis Amplatz	(“Curtis” or “Curtis Amplatz”)
1200 Juno Ave.
Saint Paul, Minnesota 55116

RECITAL:

A.                         Whereas, Curtis Amplatz is able to provide technical assistance to AGA Medical Corporation (hereinafter “AGA”) related to the devices and methods described in U.S. Pat. Nos. 5,725,552, 6,123,715 and/or other related devices and methods; and

B.                           AGA Medical desires to acquire such technical assistance from Curtis.

The Parties therefore agree as follows:

ARTICLE 1.

DEFINITIONS

As used herein, the following words shall have the designated meanings:

1.1                                 “Products” means solely a device covered by, or manufactured in accordance with, the method recited in one or more claims of U.S. Patent No. 6,123,715 or any continuation, division, continuation-in-part, substitution, reissue and reexamination thereof, and which said device is sold by AGA Medical or its sub-licensee specifically to be used as a vascular trap, vascular plug, or vascular graft and does not include any other devices of AGA.

1.2                                 “Royalty Quarter” means a calendar quarter.

1.3                                 “Territory” means the world.

1.4.                              “Net Sales” means the net invoice selling price, less actual credits for returns.

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ARTICLE 2.

IMPROVEMENTS

2.1                                 Curtis Amplatz agrees for himself and for his heirs, executors, assigns and administrators, to assign to AGA Medical without further consideration the entire right, title and interest in any improvement, derivation or other developments he may make or contribute to any device or method disclosed in U.S. Patent No. 6,123,715.

2.2                                 Curtis Amplatz further agrees for himself and for his heirs, executors, assigns and administrators, to execute and deliver without further consideration any further applications, assignments or other documents and to perform such other lawful acts as AGA Medical, its successors and assigns may deem necessary to fully secure its rights, title or interest in any improvements, derivations, or other developments related to the Products.

ARTICLE 3.

TECHNICAL ASSISTANCE

3.1                                 Within thirty days after the effective date of this Agreement, Curtis Amplatz shall deliver to AGA Medical technical documentation that is reasonably available reflecting any improvements he has made or contributed to in the Products.

3.2                                 Curtis Amplatz shall provide technical assistance to AGA Medical upon request to enable AGA Medical to manufacture and market the Products or his improvements thereto and to prosecute and enforce any Patent Rights. AGA Medical shall pay all reasonable travel, food and lodging expenses related to such technical assistance and shall pay Curtis Amplatz’s normal hourly rate for providing such services.

ARTICLE 4.

ROYALTY FEES

4.1                                 AGA Medical agrees to pay only the following royalties under this agreement:

three percent (3%) of the Net Sales of Products sold anywhere in the Territory as vascular traps (that are manufactured by AGA Medical or manufactured by a sub-licensee of AGA Medical in the Territory) occurring after the vascular trap product has obtained U.S. regulatory or CE Mark approval as a vascular trap;

one percent (1%) of the Net Sales of Products sold anywhere in the Territory as vascular plugs (that are manufactured by AGA Medical or manufactured by a sub-licensee of AGA Medical in the Territory) occurring after the

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vascular plug product has obtained U.S. regulatory or CE Mark approval as a vascular plug; and

one percent (1%) of the Net Sales of Products sold anywhere in the Territory as vascular grafts (that are manufactured by AGA Medical or manufactured by a sub-licensee of AGA Medical in the Territory) occurring after the vascular graft product has obtained U.S. regulatory or CE Mark approval as a vascular graft.

4.2                                 Within thirty (30) days after the end of each Royalty Quarter, AGA Medical shall provide Curtis Amplatz with a written report itemizing the number of U.S. regulatory or CE Mark approved Products manufactured to be sold as vascular traps, vascular plugs and vascular grafts, the Net Sales price of the U.S. regulatory or CE Mark approved Products sold as vascular traps, vascular plugs and vascular grafts, and a calculation of the royalties due to Curtis Amplatz for such Royalty Quarter. Simultaneously with making such report, AGA Medical shall pay to Curtis Amplatz the amount of royalties then due.

4.3                                 AGA Medical shall have total discretion whether to seek or maintain patent protection for the improvements and whether to develop or market improvements to the Products.

4.4                                 AGA Medical or a sublicensee of AGA Medical shall use its best efforts to obtain U.S. Regulatory or CE Mark approval of the Products sold as a vascular graft, vascular trap, or vascular plug. If AGA Medical or a sublicensee of AGA Medical obtains such approval on any of the vascular graft, vascular trap, or vascular plug products, then AGA Medical will pay a minimum royalty of $15,000.00US per year to Curtis Amplatz for the calendar year of approval and thereafter with the following exception: any minimum royalty owing for a calendar year shall be calculated as the amount by which the $15,000.00US annual minimum exceeds the total royalties paid on vascular graft, vascular trap, or vascular plug products for that calendar year, and shall be due and payable by January 31 of the following year. Further, no minimum royalty will be due on any Product that has been found by a court of competent jurisdiction to infringe the patent rights of a person or entity not a party to this agreement and which Product AGA Medical ceases manufacturing or selling. AGA Medical shall notify Curtis Amplatz within thirty (30) days after obtaining U.S regulatory or CE Mark approval of any of its Products to be sold as a vascular trap, vascular graft, or vascular plug.

ARTICLE 5.

TERM AND TERMINATION

5.1                                 Unless otherwise terminated in accordance with the provisions of this Article, the royalty obligations shall continue in full force for as long as the vascular graft, vascular plug, or vascular trap is covered by, or manufactured in

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accordance with the method recited in, one or more valid and enforceable claims of a patent issuing from or claiming priority to U.S. Patent No. 6,123,715.

5.2                                 In the event either party shall breach any of the material terms, conditions or agreements contained in this Agreement, then the other party may sue for breach of this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the breaching party thirty (30) days notice in writing, particularly specifying the breach. Such notice shall not be effective if the other party cures the specified breach within said thirty (30) day period, or in the case of breaches not reasonably curable within said thirty (30) days, if said party commences the cure thereof within said thirty (30) days and diligently thereafter accomplishes such cure.

ARTICLE 6.

MISCELLANEOUS PROVISIONS

6.1                                 Confidentiality.  The parties acknowledge that certain information Curtis Amplatz may learn from AGA Medical is proprietary and confidential. Curtis Amplatz agrees, therefore, to make all reasonable efforts to preserve the confidentiality of such information. Notwithstanding the foregoing, a party may disclose such information: A) If that party can show the particular item of information is generally available to the public or becomes generally available to the public through no act or failure to act of said party; B) If disclosure is required by any applicable government agency, regulation, or statute; or C) If that party can show it possessed such information prior to disclose thereof to said party by the other.

6.2                                 Warranty.  Curtis Amplatz represents and warrants to AGA Medical that he owns all of the rights assigned hereunder and has the right to grant such assignment; and that he is not aware that the Products infringe any patent of any third party. Curtis Amplatz further warrants to AGA Medical that the companies by which he is employed, have no right, title or interest in or to the Invention.

6.3                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties to this agreement and their successors or assign, provided that, except as otherwise provided herein, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party, the consent of which shall not be unreasonably withheld. AGA Medical, however, may assign its rights and obligations to an entity succeeding to substantially all of its assets and business to which this Agreement pertains, except as otherwise provided herein.

6.4                                 Lawsuits.  AGA Medical Corporation agrees to carry adequate product liability insurance for the commercial sale of the Products. Furthermore, AGA Medical agrees to defend all lawsuits brought against Curtis Amplatz,

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his successors, or assigns in connection with any past or future authorized clinical evaluation or commercial sale of the Products.

The parties to this agreement acknowledge that Curtis Amplatz is a named licensor in a License Agreement between Microvena Corporation and Frank Kotula, Kurt Amplatz, and Curtis Amplatz dated November 7, 1994 and executed by Curtis Amplatz on November 7, 1994. On or before April 26, 2000 written notice of termination of the License Agreement with Microvena Corporation was properly given by all of the named licensors in accordance with the provisions of the agreement. Curtis Amplatz is not aware of any information that would indicate or serve as grounds for a reasonable assertion that the License Agreement has not been properly terminated. AGA Medical agrees to defend all lawsuits and claims brought against Curtis Amplatz his successors or assigns by Microvena Corporation alleging Curtis Amplatz breached, or otherwise asserting rights under, the License Agreement dated November 7, 1994 between Microvena Corporation and Frank Kotula, Kurt Amplatz, and Curtis Amplatz, and to indemnify and hold harmless Curtis Amplatz with respect to any damages awarded by judgment, court order, or settlement as a result of any such lawsuits or claims.

6.5                                 Miscellaneous. All of the representations and warranties made in this Agreement and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, including the obligations of confidentiality, shall survive such termination and continue thereafter in full force and effect. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter described in this Agreement and shall supersede all previous negotiations, commitments or writings with respect to such subject matter. This Agreement does not supercede or modify the prior recorded Assignment executed by Curtis Amplatz on May 8, 1996 and recorded in the U.S. Patent and Trademark Office at reel 7996, frame 0869, or the prior royalty agreement dated April 22, 1996 and executed by Curtis Amplatz on May 8, 1996, or the Quit Claim Assignment executed by Curtis Amplatz contemporaneous herewith. This Agreement shall be governed by, and construed in accordance with, the law of the State of Minnesota (other than its law with respect to conflicts of laws), including all matters of construction, validity and performance. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

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IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

CURTIS AMPLATZ

Dated:	11/ 22, 2000	By	/s/ Curtis Amplatz

AGA MEDICAL CORPORATION,

Dated:	11/29, 2000	By	[ILLEGIBLE]
		Its:	Executive Vice President

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